EXHIBIT 99.3


Fresh Brands, Inc.
2215 Union Avenue
Sheboygan, Wisconsin 53081

Gentlemen:

     I hereby consent to the use of my name and all references to, and information about, me contained in the Registration Statement of Fresh Brands, Inc. (the "Company") on Form S-4 and the accompanying Proxy Statement/Prospectus for the purpose of registering under the Securities Act of 1933, as amended, shares of the Company's common stock, par value $0.05 per share to be offered in exchange for shares of the common stock of Schultz Sav-O Stores, Inc. I also hereby consent to the use of this letter as an exhibit to said Registration Statement.


                                                     Very truly yours,

                                                     /s/ Martin Crneckiy, Jr.

                                                     Martin Crneckiy, Jr.
Dated April 23, 2001.